Oppenheimer Capital LLC

Proxy Voting Policy and Procedures

General Policy

          Rule 206(4)-6 under the Investment Advisers Act of 1940 requires an investment adviser that exercises voting authority over client proxies to adopt and implement policies and procedures that are reasonably designed to ensure that the investment adviser votes client and fund securities in the best interests of clients and fund investors and addresses how conflicts of interest are handled. Oppenheimer Capital LLC (the “Company”) typically votes proxies as part of its discretionary authority to manage accounts, unless the client has explicitly reserved the authority for itself. When voting proxies, the Company’s primary objective is to make voting decisions solely in the best interests of its clients by voting proxies in a manner intended to enhance the economic value of the underlying portfolio securities held in its clients’ accounts.

          This policy sets forth the general standards for proxy voting whereby the Company has authority to vote its clients’ proxies with respect to portfolio securities held in the accounts of its clients for whom it provides discretionary investment management services. Under the rule, an investment adviser can have implicit or explicit proxy voting authority, and an adviser must vote proxies even if the advisory contract is silent on this question where its authority is implied by the overall delegation of discretionary authority. In some situations, the client may prefer to retain proxy voting authority or direct proxy voting authority to a third party. The Company is only relieved of the duty to vote proxies in such cases when the client investment advisory agreement or another operative document clearly reserves or assigns proxy voting authority to the client or to a third party.

I. Proxy Voting Guidelines

          A. Proxy Guidelines. The Company has adopted written Proxy Voting Guidelines (the “Proxy Guidelines”) that are reasonably designed to ensure that the firm is voting in the best interest of its clients and fund investors (See Appendix No. 1). The Proxy Guidelines reflect the Company’s general voting positions on specific corporate governance issues and corporate actions. The Proxy Guidelines address routine as well as significant matters commonly encountered. However, because the Proxy Guidelines cannot anticipate all situations and the surrounding facts of each proxy issue (including, without limitation, foreign laws and practices that may apply to a proxy), some proxy issues may require a case-by-case analysis (whether or not required by the Proxy Guidelines) prior to voting and may result in a vote being cast that will deviate from the Proxy Guidelines. In such cases, the proxy voting procedures established by the Proxy Committee for such situations (and described below) will be followed.

          B. Client Instructions to Vote in a Particular Manner. Upon receipt of a client’s written request, the Company may also vote proxies for that client’s account in a particular manner that may differ from the Proxy Guidelines. The Company shall not vote shares held in one client’s account in a manner designed to benefit or accommodate any other client.

          C. Cost-Benefit Analysis Involving Voting Proxies. The Company may review additional criteria associated with voting proxies and evaluate the expected benefit to its clients when making an overall determination on how or whether to vote a proxy. Given the outcome of the cost-benefit analysis, the Company may refrain from voting a proxy on behalf of its clients’ accounts.

          In addition, the Company may refrain from voting a proxy on behalf of its clients’ accounts due to de-minimis holdings, immaterial impact on the portfolio, items relating to foreign issues (such as those described below), timing issues related to the opening/closing of accounts and contractual arrangements with clients and/or their authorized delegate. For example, the Company may refrain from voting a proxy of a foreign issue due to logistical considerations that may have a detrimental effect on the Company’s ability to vote the proxy. These issues may include, but are not limited to: (i) proxy statements and ballots being written in a foreign language, (ii) untimely notice of a shareholder meeting, (iii) requirements to vote proxies in person, (iv) restrictions on foreigner’s ability to exercise votes, (v) restrictions on the sale of securities for a period of time in proximity to the shareholder meeting, or (vi) requirements to provide local agents with power of attorney to facilitate the voting instructions. Such proxies are voted on a best-efforts basis.

          D. Share Blocking. The Company will generally refrain from voting proxies on foreign securities that are subject to share blocking restrictions.

          E. Securities on Loan. Registered investment companies (“client”) that are advised or sub-advised by the Company as well as certain other advisory clients1 may participate in securities lending programs. Under most securities lending arrangements, securities on loan may not be voted by the lender unless the loan is recalled prior to the record date for the vote. The Company believes that each client has the right to determine whether participating in a securities lending program enhances returns, to contract with the securities lending agent of its choice and to structure a securities lending program through its lending agent that balances any tension between loaning and voting securities in a manner that satisfies such client. The Company will request that clients notify the Company in writing if the client has decided to participate in a securities lending program. If a client has decided to participate in a securities lending program, the Company will defer to the client’s determination and not attempt to seek recalls solely for the purpose of voting routine proxies as this could impact the returns received from securities lending and make the client a less desirable lender in a marketplace. If the client who participates in a securities lending program requests, the Company will use reasonable efforts to request that the client recall the loaned securities for voting if the Company has knowledge that the proxy involves a Material Event (as defined below) effecting the loaned securities.

1 Effective May 22, 2008, the Proxy Committee approved Section E to the Proxy Policy and Procedures specific only to registered investment companies. The Proxy Committee agreed that the application of this section as it relates to institutional and other client types requires further review, analysis and discussions with clients to identify what procedures and methodology would be appropriate for other client bases. In that regard, the Company has begun to assess the process and will provide status updates to the Proxy Committee of its review.

          Material Event for purposes of determining whether a recall of a security is warranted, means a proxy that relates to a merger, acquisition, spin-off or other similar corporate action. The Proxy Committee will review the standard for determination of a Material Event from time to time and will adjust the standard as it deems necessary. The Company may utilize third-party service providers, in its sole discretion, to assist it in identifying and evaluating whether an event constitutes a Material Event.

          The ability to timely recall shares for proxy voting purposes is not within the control of the Company and requires the cooperation of the client and its other service providers. Under certain circumstances, the recall of shares in time to be voted may not be possible due to applicable proxy voting record dates, the timing of receipt of information and administrative considerations. Accordingly, efforts to recall loaned securities are not always effective and there can be no guarantee that any such securities can be retrieved in a timely manner for purposes of voting the securities.

          F. Case-by-Case Proxy Determinations. With respect to a proxy ballot that requires a case-by-case voting determination where the Company has not instructed the Proxy Provider (as defined below) how to vote the proxy prior to the proxy voting deadline, the Company has directed the Proxy Provider to vote in accordance with the Proxy Provider’s Policy.

          G. Index Funds. With respect to an index fund managed by the Company where all of the securities included in the respective index are purchased for the fund weighted in the same proportions as the index (i.e. a passive investment strategy), the Company will direct the Proxy Provider (as defined below) to vote in accordance with the Proxy Provider’s Policy in situations where a proxy ballot requires a case-by-case voting determination and the security is not held on behalf of any other client account as of the proxy’s record date.

II. Outsourcing the Proxy Voting Process

          The Company has retained an independent third party service provider (the “Proxy Provider”) to assist in the proxy voting process by implementing the votes in accordance with the Proxy Guidelines as well as assisting in the administrative process. The services provided to the Company offer a variety of fiduciary-level, proxy-related services to assist in its handling of proxy voting responsibilities and corporate governance-related efforts.

III. Proxy Committee

          The Company has also established a Proxy Committee that is responsible for overseeing the proxy voting process and ensuring that the voting process is implemented in accordance with these Proxy Voting Policy and Procedures. The Proxy Committee

meets at a minimum on a semi-annual basis and when necessary to address potential conflicts of interest. The Company may have conflicts of interest that could potentially affect how it votes its clients’ proxies. For example, the Company may manage a pension plan whose management is sponsoring a proxy proposal relating to a security held in another client’s account. In order to ensure that all material conflicts of interest are addressed appropriately while carrying out the Company’s obligation to vote proxies, the Proxy Committee is responsible for developing a process to identify proxy voting issues that may raise conflicts of interest between the Company and its clients and to resolve such issues.

          The Proxy Committee will also perform the following duties:

1.

Establish the Company’s proxy voting guidelines, with such advice, participation and research as the Proxy Committee deems appropriate from the investment professionals, proxy voting services or other knowledgeable interested parties;

2.	Approve and monitor the outsourcing of voting obligations to the Proxy Provider;

3.

Develop a process for resolution of voting issues that require a case-by-case analysis (either because the Proxy Guidelines require a case-by-case analysis or the Proxy Guidelines do not specify a vote for a particular proxy issue) or involve a potential conflict of interest (in consultation with the relevant portfolio manager and/or analyst when appropriate), monitor such process and ensure that the resolutions of such issues are properly documented;

4.

Monitor proxy voting (or the failure to vote) based on the Company’s instructions or recommendations to (i) abstain from a vote, (ii) vote contrary to its Proxy Guidelines or (iii) take voting action based on the Company’s interpretation of a Proxy Guideline, and ensure that the reasons for such actions are properly documented;

5.	Oversee the maintenance of records regarding proxy voting decisions in accordance with the standards set forth by this policy and applicable law; and

6.	Review, at least annually, all applicable processes and procedures, voting practices, the adequacy of records and the use of third party services and update or revise as necessary.

IV. Proxy Voting – Conflicts of Interest

          The Proxy Committee has determined that if a particular proxy vote is specified by the Proxy Guidelines and the Company, in fact, votes in accordance with the Proxy Guidelines, a potential conflict of interest does not arise. In all other cases, proxy proposals will be reviewed for potential conflicts of interest and will be monitored to ensure the sufficiency of documentation supporting the reasons for such proxy vote. If a potential conflict of interest is identified, the Proxy Committee will review the voting decision to ensure that the voting decision has not been affected by the potential conflict.

V. Investment Management Personnel Responsibilities

          The Company has assigned responsibility to its Chief Investment Officers for the review of the Proxy Guidelines on an annual basis to ensure that the guidelines are consistent with the Company’s position on various corporate governance issues and corporate actions and to make any amendments as necessary. All amendments to the Proxy Guidelines will be communicated promptly to the Proxy Provider by the Company.

          In addition, the following types of “case-by-case” proxy proposals are required to be reviewed by a Chief Investment Officer or the appropriate portfolio manager and/or analyst (subject to the conflicts of interests procedures established by the Proxy Committee):

1.	Proxy proposals which are specified as case-by-case according to the Proxy Guidelines;

2.	Proxy proposals which are not currently covered by the Proxy Guidelines and are referred back to the Company as case-by-case;

3.	Bundled proxy proposals which require a single vote and are referred back to the Company as case-by-case; and

4.	Proxy proposals where the Proxy Provider does not have sufficient information to evaluate the proposal and are referred back to the Company as case-by-case.

VI. Disclosure of Proxy Voting Policies and Procedures

          The Company shall provide clients with a copy of the Proxy Voting Policy and Procedures upon request. In addition, a summary of this policy is disclosed in Part II of the Company’s Form ADV which is provided to clients at or prior to entering into an investment advisory agreement with a client and is also offered to existing clients on an annual basis.

VII. Providing Clients Access to Voting Records

          Generally, clients of the Company have the right, and shall be afforded the opportunity, to have access to records of voting actions taken with respect to securities held in their respective accounts. Proxy voting reports for clients who request such voting records are typically prepared by the Proxy Provider on a quarterly basis and sent to the client by the Company’s applicable client service representative. Shareholders and unit-holders of commingled funds advised or sub-advised by the Company shall have access to voting records pursuant to the governing documents of the commingled fund.

          Proxy voting actions are confidential and may not be disclosed to third parties except as may be required by law, requested by regulators or explicitly authorized by the applicable client.

VIII. Maintenance of Proxy Voting Records

          Rule 204-2 under the Investment Advisers Act of 1940 requires investment advisers that vote client proxies to maintain specified records with respect to those clients. The Company must maintain the following records relating to proxy voting:

1.	Copies of the Company’s Proxy Voting Policies, Procedures and Guidelines;

2.	Copies or records of each proxy statement received with respect to clients’ securities for whom the Company exercises voting authority;

3.	A record of each vote cast on behalf of a client as well as certain records pertaining to the Company’s decision on the vote;

4.	A copy of any document created by the Company that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and

5.

A copy of each written client request for information on how the Company voted proxies on behalf of the client, and a copy of any written response by the Company to any client request for information (either written or oral) on how the Company voted proxies on behalf of the requesting client.

          Records are to be kept for a period of at least six years following the date that the vote was cast. The Company may maintain the records electronically. The Company may also rely on the Proxy Provider to maintain proxy statements and records of proxy votes on the Company’s behalf. As such, the Proxy Provider must provide a copy of the records promptly upon request.